Exhibit 10.33

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is entered into as of October 6, 2005 by and among Newton Acquisition Merger Sub, Inc., a Delaware corporation (together with its subsidiaries, “MergerSub”), Newton Acquisition, Inc., a Delaware corporation (“Newton”, and together with MergerSub, the “Companies”), TPG GenPar IV, L.P., TPG GenPar III, L.P. (“TPG”) and Warburg Pincus LLC (“Warburg”, together with TPG, the “Managers”).

WHEREAS, each of the Companies will engage in a transaction in which MergerSub will merge with and into The Neiman Marcus Group, Inc., a Delaware corporation (“Neiman Marcus”), with Neiman Marcus surviving (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of May 1, 2005 (as amended from time to time, the “Merger Agreement”); and

WHEREAS, the Companies wish to retain the Managers to provide certain management and advisory services to the Companies, and the Managers are willing to provide such services on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Services.  Each of the Managers hereby agrees that, during the term of this Agreement (the “Term”), it will provide the following consulting and advisory services to the Companies as reasonably requested from time to time by the Companies:

(a)           advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Companies with financing on terms and conditions satisfactory to the Companies;

(b)           advice in connection with acquisition, disposition and change of control transactions involving any of the Companies or any of their direct or indirect subsidiaries or any of their respective successors;

(c)           financial, managerial and operational advice in connection with day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Companies; and

(d)           such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as such Manager and the Companies may from time to time agree in writing.

Each of the Managers will devote such time and efforts to the performance of the services contemplated hereby as such Manager deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by any Manager on a weekly, monthly, annual or other basis.  The Companies acknowledge that each of the Manager’s services are not exclusive to the Companies and that each Manager may render similar services to other persons and entities.  The Managers and the Companies understand that the Companies may at times engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by the Managers under this Agreement; provided that any such engagement will be made pursuant to the terms of the Amended and Restated Limited Liability Operating Agreement (the “LLC Agreement”) of Newton Holding, LLC (“Holding”) among affiliates of the Managers and certain other parties.  In providing services to the Companies, each Manager will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2.             Payment of Fees.

(a)           On the date hereof, the Companies, jointly and severally, will pay to TPG (or such affiliates as they may designate) a transaction fee (the “Transaction Fee”) of $25,000,000.

(b)           During the Term, the Companies, jointly and severally, will pay to the Managers an aggregate annual Monitoring Fee (the “Monitoring Fee”) equal to the lesser of (i) 0.25% of the consolidated annual revenue of the Companies and (ii) $10,000,000 as compensation for the services provided by the Managers under this Agreement, such fee being payable by the Companies quarterly in arrears.  The Monitoring Fee will be divided between the Managers as follows (i) TPG will be entitled to 50% and (ii) Warburg will be entitled to 50%.  The percentages set forth in the preceding sentence are herein referred to as the “Relative Interests”.

(c)           During the Term, the Managers will advise the Companies in connection with financing, acquisition, disposition and change of control transactions involving the Companies or any of their direct or indirect subsidiaries (however structured), and the Companies will pay to the Managers an aggregate fee (the “Subsequent Fee”) in connection with each such transaction equal to customary fees charged by internationally-recognized investment banks for serving as a financial advisor in similar transactions, such fee to be due and payable for the foregoing services at the closing of such transaction.  Notwithstanding the foregoing, no Subsequent Fee in respect of any transaction will exceed one percent (1%) of the gross transaction value of such transaction as reasonably determined by the Managers.  Each Subsequent Fee will be divided between the Managers in proportion to their Relative Interests.

(d)           The parties hereto acknowledge and agree that an objective of the Companies is to maximize value for their direct and indirect equity holders, which may include the consummation by either of the Companies, one or more of their subsidiaries or any of their successors of a qualified public offering (an “QPO”), as such term is defined in the LLC Agreement, or the sale of either of the Companies or their successors (through merger or otherwise) or a sale of all or substantially all of the assets of either of the Companies or their successors (any such sale transaction, a “Sale”).  The services provided to the Companies by the

Managers will help to facilitate the consummation of a QPO or Sale, should the Companies determine to pursue such a transaction.  In the event a QPO or Sale is consummated, the Companies will pay in cash on the date of consummation of such QPO or Sale (in lieu of any Subsequent Fee) an aggregate success fee (the “Success Fee”) in an amount equal to the product of (i) $10,000,000 and (ii) 50% of (x) the Total Enterprise Value of the Companies divided by (y) the Companies’ consolidated EBITDA for the most recent period of four consecutive fiscal quarters.  For such calculation, EBITDA will be the consolidated earnings before interest, taxes, depreciation and amortization of the Companies (excluding extraordinary gains and losses) derived by the Managers from the Companies’ consolidated statement of earnings for such period.  The Success Fee will be divided between the Managers in proportion to their Relative Interests.  For purposes of this provision, “Total Enterprise Value” means the enterprise value of the Companies and their subsidiaries, taken as a whole, as determined by the Managers in their reasonable discretion, using customary and appropriate valuation methodologies.

(e)           Each payment made pursuant to this Section 2 will be paid by wire transfer of immediately available funds to the accounts specified on Schedule 1 hereto, or to such other account(s) as the Managers may specify to the Companies in writing prior to such payment.  In the event of a QPO or a Sale that includes non-cash consideration, each Manager may elect to receive all or any portion of its fee in the form of such non-cash consideration, valued at the sale price.

3.             Deferral.  Any fee that would have been payable to the Managers pursuant to Section 2 above absent the restrictions, if any, in any financing or similar agreements (the “Financing Documents”) applicable to the Companies (the “Deferred Fees”) will accrue upon the immediately succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2.

4.             Term.  This Agreement will continue in full force and effect unless terminated by the unanimous consent of the Managers; provided that this agreement will terminate automatically upon the consummation of a QPO or a Sale that constitutes a Sale of the Companies taken as a whole or all or substantially all the assets of the Companies taken as a whole (in each case, following payment of the Success Fee); provided, further, that the termination of this Agreement will not relieve a party from liability for any breach of this Agreement on or prior to such termination.  In the event of a termination of this Agreement, the Companies will pay the Managers (or its designees) all unpaid Transaction Fees (pursuant to Section 2(a) above), Monitoring Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above), Deferred Fees (pursuant to Section 3 above) and expenses (pursuant to Section 5(a) below) due with respect to periods prior to the date of termination.  This Section 4, Section 5 and Section 9 will survive termination of this Agreement.

5.             Expenses; Indemnification.

(a)           Expenses.  The Companies, jointly and severally, will pay to the Managers (or their respective designees) on demand all Reimbursable Expenses.  As used herein, “Reimbursable Expenses” means (i) all out-of-pocket expenses incurred from and after the consummation of the merger (the “Closing Date”) relating to the services provided by the

Managers or their respective affiliates to the Companies or any of their affiliates from time to time (including, without limitation, all air travel (by first class on a commercial airline or by charter, as determined by the appropriate Manager) and other travel related expenses), (ii) all out-of-pocket legal expenses incurred by any Managers or their respective affiliates from and after Closing Date in connection with the enforcement of rights or taking of actions under this Agreement, the Merger Agreement or any related documents or instruments; and (iii) all expenses incurred from and after the Closing Date by the Managers and their respective affiliates which are properly allocable to the Companies under this Agreement.

(b)           Indemnity and Liability.  The Companies, jointly and severally, will indemnify, exonerate and hold each of the Managers, and each of their respective partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration, investigation or claim arising out of, or in any way relating to (i) this Agreement, the Merger Agreement, any transaction to which any of the Companies is a party or any other circumstances with respect to any of the Companies or (ii) operations of, or services provided by any of the Managers to, the Companies, or any of their respective affiliates from time to time; provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct; and further provided that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Companies hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Companies, then such payments will be promptly repaid by such Indemnitee to the Companies without interest.  The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.

6.             Disclaimer and Limitation of Liability; Opportunities.

(a)           Disclaimer; Standard of Care.  None of the Managers makes any representations or warranties, express or implied, in respect of the services to be provided by the Managers hereunder.  In no event will the Managers or Indemnitees be liable to the Companies or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of such Manager as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b)           Freedom to Pursue Opportunities.  In recognition that each Manager and its respective Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which each Manager or its respective Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that each Manager and its respective Indemnitees have myriad duties to various investors and partners, and in anticipation that the Companies, on the one hand and the Managers (or one or more affiliates, associated investment funds or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Companies hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Companies as they may involve such Manager.  Except as a Manager may otherwise agree in writing after the date hereof:

(i)            Such Manager and its respective Indemnitees will have the right:  (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Companies and their subsidiaries), (B) to directly or indirectly do business with any client or customer of the Companies and their subsidiaries, (C) to take any other action that such Manager believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b), and (D) not to present potential transactions, matters or business opportunities to the Companies or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person.

(ii)           Such Manager and its respective Indemnitees will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Companies or any of their affiliates or to refrain from any actions specified in Section 6(b)(i), and the Companies, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require such Manager or any of its Indemnitees to act in a manner inconsistent with the provisions of this Section 6(b).

(iii)          None of such Manager, nor any of its Indemnitees will be liable to the Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such Person’s participation therein.

(c)           Limitation of Liability.  In no event will the Managers or any of their Indemnitees be liable to the Companies or any of their affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by the Managers hereunder.

7.             Assignment, etc.  Except as provided below, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties.  Notwithstanding the foregoing, (a) any Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates which provides services similar to those called for by this Agreement, in which event such Manager will be released of its rights to fees under Section 2 and reimbursement of expenses under Section 5(a) and all of its obligations hereunder and (b) the provisions hereof for the benefit of Indemnitees of the Managers will inure to the benefit of such Indemnitees and their successors and assigns.

8.             Amendments and Waivers.  No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by each Manager and the Companies; provided, that any Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement, and, unless otherwise directed by such Manager, such waived portion will revert to the Companies.  No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion.  No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9.             Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.  ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

10.           Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

11.           Notice.  All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile, (iii) sent by electronic mail or (iv) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Companies (with a copy, which will not constitute notice, to TPG and WP), to:

Newton Acquisition, Inc.
One Marcus Square

1618 Main Street

Dallas, TX  75201

Telephone: 214.741.6911

If to TPG, to:

Texas Pacific Group

301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Attention:  David A. Spuria
Telephone:  1 (817) 871-4000
Facsimile No.:  1 (817) 871-4088

Email: dspuria@texpac.com

with a copy (which will not constitute notice) to:

Cleary, Gottlieb, Steen & Hamilton LLP
One Liberty Plaza
New York, NY  10006
Attention:  David Leinwand, Esq.

Telephone: (212) 225-2000
Facsimile No.:(212) 225-3999

Email:  dleinwand@cgsh.com

If to Warburg, to:

Warburg Pincus LLC

466 Lexington Avenue

New York, NY  10017

Attention: Kewsong Lee and Scott A. Arenare

Telephone: (212) 878-0600

Facsimile No.:(212) 878-9100

Email: klee@warburgpincus.com; sarenare@warburgpincus.com

with a copy (which will not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY  10019-6099

Attention: Holly K. Youngwood, Esq. and Steven J. Gartner, Esq.

Telephone:  1 (212) 728-8000

Facsimile No.: 1 (212) 728-8111

Email: hyoungwood@willkie.com, sgartner@willkie.com

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile or electronic mail during normal business hours, (b) on the business day after being received if sent by facsimile or electronic mail other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail.  Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

12.           Severability.  If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced.  To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

13.           Counterparts.  This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first above written.

Newton Acquisition, Inc.

By:	/s/ David A. Spuria
	Name:	David. A. Spuria
	Title:	Vice President

Newton Acquisition Merger Sub, Inc.

By:	/s/ David A. Spuria
	Name:	David. A. Spuria
	Title:	Vice President

TPG GenPar IV, L.P.

By:	TPG Advisors IV, Inc. its General Partner

	By:	/s/ David A. Spuria
		Name:	David A. Spuria
		Title:	Vice President

TPG GenPar III, L.P.

By:	TPG Advisors III, Inc., its General Partner

	By:	/s/ David A. Spuria
		Name:	David A. Spuria
		Title:	Vice President

Warburg Pincus LLC

By:	/s/ Kewsong Lee
	Name:	Kewsong Lee
	Title:	Managing Director

Schedule 1

Wire Transfer Instructions for TPG:

Bank:  JPMorgan Chase

ABA#:  021000021

Account:  TPG GenPar IV, L.P.

Account Number:  46108216111

Wire Transfer Instructions for Warburg:

Bank:  JPMorgan Chase

ABA#:  021000021

Account: Warburg Pincus LLC

Account Number:  006-083528